EXHIBIT 10.377

                             ANNEX F (SECTION 6.10)
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                                       TO
                                CREDIT AGREEMENT
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                               FINANCIAL COVENANTS
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Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:


                  (a) Maximum Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:


         Period                          Maximum Capital Expenditures per Period
         ------                          ---------------------------------------

         Seven month period commencing
         June 1, 2001 and ending on
         December 31, 2001                           $9,000,000

         Fiscal Year 2002                            $8,000,000

         Fiscal Year 2003                            $8,000,000

         Six-month period commencing
         January 1, 2004 and ending on
         June 30, 2004                               $5,000,000


                  (b) Minimum Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2001 and continuing thereafter, a Fixed Charge Coverage Ratio for the 12-month period then ended (or with respect to the Fiscal Quarters ending before September 30, 2002, the period commencing on October 1, 2001, and ending on the last day of such Fiscal Quarter) of not less than 1.3:1.0.


                  (c) Minimum Interest Coverage Ratio. Borrower and its Subsidiaries on a consolidated basis shall have at the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2001 and continuing thereafter, an Interest Coverage Ratio for the 12-month period then ended (or with respect to the Fiscal Quarters ending before September 30, 2002, the period commencing on October 1, 2001 and ending on the last day of such Fiscal Quarter) of not less 3.0:1.0.


                  (d) Senior Leverage Ratio. Commencing with the Fiscal Quarter ending December 31, 2001 and continuing thereafter, Borrower and its Subsidiaries on a consolidated basis shall maintain a ratio of (i) Senior Funded Debt measured as of the last day of each Fiscal Quarter to (ii) EBITDA minus Capital Expenditures paid in cash, in each case for the four Fiscal Quarters then ended, of not more than to 2.0:1.0.


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                  (e) Minimum EBITDA. Borrower and its Subsidiaries on a
consolidated basis shall have EBITDA of not less than $17,000,000 for the three Fiscal Quarter period ending September 30, 2001.


                  Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex F shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.



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